Operational Activities Begin at Hycroft Mine

July 29, 2008 Reno, Nevada- Allied Nevada Gold Corp. ("Allied Nevada" or the "Company") (TSX:ANV; AMEX:ANV) is pleased to announce that mining and leaching activities at the Company's Hycroft Mine have commenced. Ore is being loaded on existing pads, with new pad construction scheduled for completion in the third quarter of 2008. Construction of a new site refinery has begun and is scheduled for completion late in the third quarter. The project will begin gold production in the fourth quarter of 2008, achieving full production capacity in 2009.

The Hycroft reactivation project near Winnemucca, Nevada, involves reopening the Brimstone oxide open pit mine which has been on care and maintenance since 1998. The plan will involve the mining and processing of ore with the heap leach extraction process. Gold and silver will be produced by utilizing a "run of mine" heap leach process and a Merrill Crowe gold recovery plant. Based upon historic gold recovery of Brimstone ores, gold recovery is estimated to average 56.6%.

On April 8, 2008, Allied Nevada completed a public offering of its common stock. The Company sold and issued 12,500,000 common shares and received total gross proceeds of CDN$ 65.6 million or approximately $64.6 million based upon the U.S./Canadian dollar exchange rate on the closing date. On April 18, 2008, Allied Nevada sold and issued an additional 1,875,000 common shares and received total gross proceeds of CDN$ 9.8 million or approximately $9.8 million based upon the U.S./Canadian exchange rate on the closing date pursuant to an over-allotment option exercised by the Company's underwriters. Aggregate net cash proceeds from the common shares issued pursuant to the public offering and exercise of over-allotment option were approximately $69.0 million. These funds were obtained primarily for the reactivation of the Hycroft mine.

Total capital, working capital and operating costs of attaining full production capacity at Hycroft are expected to be approximately $56 million:

	Millions
Capital expenditures	$ 33.5
Working capital requirements	14.0
Operating expenses	8.0
Expenditures prior to attainment of commercial production	$ 56.0

Approximately $22 million of these expenditures have been incurred to date, leaving approximately $34 million of expenditures remaining to achieve full production capacity.

The total capital expenditures of $33.5 million include the following major expenditures:

- $24.8 million for the purchase of a mining fleet and ancillary equipment. These expenditures include the costs of purchasing, transporting, and rebuilding the used Komatsu mining fleet, the lease of a production drill and a Komatsu dozer, and associated service vehicles and other ancillary equipment to operate a mine. The Komatsu dozer and the production drill have been acquired through capital leases.
- $3.0 million related to the mining of overburden. Total costs of removing the overburden from the brimstone deposit are expected to be approximately $10.0 million. Under US GAAP guidance, $3.0 million of this total expenditure will be capitalized and the remainder will be treated as an operating expense.
- $2.8 million for the expansion of the Brimstone leach pad. The expansion of the Brimstone leach pad has been split into three phases with the first phase being completed prior to the attainment of commercial production. The remaining two phases will be completed in 2009 and 2010 and will be funded from operating cash flows.
- $1.3 million for the construction of a new refinery.
- $1.6 million required for general site improvements and other capital.

The working capital requirements of $14.0 million include the work-in-process inventories maintained on the heap leach pad and the supplies inventory to operate the mine. The operating expenses of $8.0 million effectively represent the start-up expenditures and the mining of the overburden that must be expensed prior to attainment of commercial production. All of the information above can be found in the Company's technical report entitled " Technical Report – Hycroft Mine" dated June 18, 2008 prepared by Scott E. Wilson Consulting Inc.

"I am very excited about the team of professionals working at Hycroft. The construction and mining activities are going well, and we are on track to achieve our goal of gold production in the fourth quarter of this year, moving into commercial production in 2009. This is a real credit to the team working at Hycroft," says Mike Doyle, Vice President of Allied Nevada Gold Corp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding plans for reactivation of the Hycroft Mine including reserve and resource estimates; anticipated scheduling, production and other estimates; estimated gold and silver recovery; estimated costs of sales; estimated operating costs; availability of outside contractors to perform activities relating to re-start and operation of Hycroft; future personnel count at Hycroft; estimated capital costs; availability and timing of capital for financing the planned reactivation, future gold and silver prices and other statements that are not historical facts. Forward-looking statements are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada's status as a newly formed independent company and its lack of operating history; risks that Allied Nevada's acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors including contractors to complete the pre-strip and construct the leach pad; availability of qualified mine operating personnel; availability of equipment; availability and timing of capital for financing the planned reactivation of the Hycroft Mine including uncertainty of being able to raise capital on favorable terms or at all; and uncertainties relating to obtaining approvals and permits from environmental regulatory authorities including timing of required reclamation bond approval; as well as those factors discussed in Allied Nevada's filings with the U.S. Securities and Exchange Commission (the "SEC") including Allied Nevada's latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.

Material assumptions: The anticipated timing and cost of reactivation of the Hycroft Mine as well as the expected production from the mine are based on the following assumptions:

Capital cost estimates based on current cost estimates (January of 2008) of construction and mining costs. These estimates were developed by independent consultants and Allied Nevada employees. Production estimates are based upon the actual gold recovery achieved on Brimstone ores. Ore tonnage estimates and gold grades are per the mine plans and production schedules developed by an independent consultant and Allied Nevada employees. Management of Allied Nevada reviewed the detail and key assumptions of all third party work.

The preparation of the technical information contained in this press release was supervised by Scott Wilson, a qualified person under Canada's NI 43-101.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada Website at www.alliednevada.com.